                                  EXHIBIT 11.1
                              EASTON BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        QUARTER ENDED SEPTEMBER 30, 1999


                                                     Three Months         Nine Months
                                                        Ended                Ended
                                                  September 30, 1999   September 30, 1999
                                                  -------------------  -------------------
Net income                                        $           284,872  $           398,868
                                                  ===================  ===================


Average shares outstanding                                    560,318              560,318
Basic earnings per share                          $              0.51  $              0.71
                                                  ===================  ===================


Average shares outstanding                                    560,318              560,318
Dilutive average shares outstanding under
  warrants and options                                        207,800              207,800
Exercise price                                    $             10.00  $             10.00
Assumed proceeds on exercise                      $         2,078,000  $         2,078,000
Average market value                              $             12.50  $             12.33
Less:  Treasury stock purchased with assumed
  proceeds from exercise of warrants and options
                                                              166,240              168,486
Adjusted average shares-diluted                               601,878              599,632
Diluted earnings per share                        $              0.47  $              0.67
                                                  ===================  ===================

     The stock of the Company is not traded on any public exchange. The average market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.